EXHIBIT 10.1

THIRD AGREEMENT OF AMENDMENT

TO
REVOLVING LOAN AND SECURITY AGREEMENT

AND OTHER DOCUMENTS

This Third Agreement of Amendment to Revolving Loan and Security Agreement ("Third Amendment") is effective June 22, 2009 by and among SOVEREIGN BANK, a federal savings bank, having an address of 101 Wood Avenue South, Iselin NJ 08830 ("Lender"), MEDIA SCIENCES INTERNATIONAL, INC., a Delaware corporation, MEDIA SCIENCES, INC., a New Jersey corporation, and CADAPULT GRAPHIC SYSTEMS, INC., a New Jersey corporation, having their chief executive office at 8 Allerman Road, Oakland NJ 07436 (either separately, jointly, or jointly and severally, "Borrower").

RECITALS

A.      Borrower has executed and delivered a certain (i) Secured Revolving Loan Note dated February 12, 2008, in the original maximum principal sum of Eight Million Dollars ($8,000,000.00), and a certain (ii) Term Loan Note in the original maximum principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) payable to the order of Lender (collectively, "Note")

B.      In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of Borrower to Lender, the Lender and Borrower have executed, among other things, a Revolving Loan and Security Agreement dated February 12, 2008, as amended ("Loan Agreement").

C.     In addition to the foregoing documents, Media Sciences International, Inc. and Media Sciences, Inc. (jointly and severally, "Pledgor") have executed certain Pledge and Control Agreements dated February 12, 2008 ("Pledge Agreement"). For purposes of convenience, the Borrower and Pledgor are jointly and severally referred to as "Obligors."

D.      In addition to the foregoing documents, the Obligors and Lender have executed or delivered other collateral agreements, certificates and instruments perfecting or otherwise relating to the security interests created. For purposes of convenience, the Note, Loan Agreement, Pledge Agreement and related collateral agreements, certificates and instruments are collectively referred to as the "Loan Documents.”

E.	Borrower has requested a modification of the Loan Documents.

F.      Lender and Obligors wish to clarify their rights and duties to one another as set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Third Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.        Lender and Obligors reaffirm, consent and agree to all of the terms and conditions of the Loan Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Loan Documents are hereby expressly modified by this Third Amendment.

2.       In the case of any ambiguity or inconsistency between the Loan Documents and this Third Amendment, the language and interpretation of this Third Amendment is to be deemed binding and paramount.

3.	As to the Secured Revolving Loan Note:

The first paragraph is hereby amended to read as follows:

Upon the earlier of (a) three (3) years from the date hereof, or (b) in accordance with a certain Revolving Loan and Security Agreement of even date herewith, or as it may be subsequently amended, signed by the undersigned as "Borrower" ("Loan Agreement") FOR VALUE RECEIVED, the undersigned "Borrower" jointly and severally promises to pay to the order of SOVEREIGN BANK (the "Lender"), at 101 Wood Avenue South, 6th Floor, Iselin, New Jersey 08830, the principal sum of Four Million Nine Hundred Thousand ($4,900,000.00) Dollars or the amount actually outstanding and unpaid pursuant to the Loan Agreement.

The top left corner of page one is similarly amended to reflect the principal sum of $4,900,000.00.

4.	As to the Loan Agreement:

A. Section 1.1(b) is hereby amended to read as follows:

1.1(b) The term "Advance Limit" means the loans or advances which Lender may make to the Borrower pursuant to this Agreement which are not in the aggregate at any time outstanding to exceed the lesser of Four Million Nine Hundred Thousand ($4,900,000.00) Dollars or the sum of (A), (B) and (C) below:

(A) Up to eighty (80%) percent of the face amount of the Borrower's "Qualified Accounts" as that term is defined in this Agreement; plus

(B) up to the lesser of (i) $750,000.00 or (ii) seventy-five (75%) percent of the Borrower's "Qualified Foreign Accounts" as that term is defined in this Agreement; plus

(C) up to the lesser of (i) $2,500,000.00, or (ii) fifty (50%) percent of the "Net Value of Qualified Inventory" as that term is defined in this Agreement, with a sub-limit not to exceed the lesser of $1,000,000.00 or the sum of (x) the full unpaid and outstanding balance of any standby letters of credit or bankers acceptances which Lender in its sole and absolute discretion may issue on account of the Borrower plus (y) fifty (50%) percent of the unpaid and outstanding balance of any documentary letters of credit issued on account of the Borrower for the purchase of Inventory in the ordinary course of business which Lender in its sole and absolute discretion may issue on account of the Borrower, with a further sub-limit not to exceed $250,000.00 of the “Net Value of Qualified In-Transit Inventory” as that term is defined in this Agreement, or (iii) sixty (60%) percent of the maximum amount available to be loaned or advanced pursuant to Section 1.1(b); less

(D) any reserves established by Lender pursuant to Section 1.1(f) hereof.

B. Section 1.1(c)(D) is hereby amended to read as follows:

(D) Excluding those Accounts defined in Section 1.1(h), Accounts with respect to which the account debtor is not domiciled in the United States of America or Canada unless such Account is (1) fully guaranteed and secured by an irrevocable letter of credit in form and substance satisfactory to Lender and drawn on a United States bank acceptable to Lender, or (2) is fully covered by foreign credit insurance pursuant to a policy naming Lender as loss payee satisfactory in form and substance to Lender and issued by an insurer acceptable to Lender, and (3) payable in United States of America dollars.

C.	The following is added as Section 1.1(h):

1.1(h) The term "Qualified Foreign Accounts" means the "Accounts" (as that term is defined on Exhibit A annexed hereto) payable by account debtors not domiciled in the United States of America or Canada in United Kingdom pounds sterling or European Union euros as to which the Borrower has furnished to Lender adequate written information at such times and in such form as has been or, from time to time, may be requested by Lender, which, taken selectively or as a whole, meet all of the herein criteria until collected, are not unpaid for more than ninety (90) days from the original date of invoice, which are in all other respects acceptable to Lender in its reasonable discretion, and specifically exclude the following:

(A) Accounts denominated in any currency other than United Kingdom pounds sterling or European Union euros;

(B) Accounts owed by account debtors located in countries that are ineligible under a foreign receivables eligibility list established by Lender, as may be revised from time to time; provided that such list (and any revision thereto) have been provided by Lender following a request therefor from the Borrower;

(C) Accounts which would be otherwise excluded by Lender from "Qualified Accounts" pursuant to Section 1.1(c) of this Agreement; except with respect to subsection (D) thereof, Accounts from such an account debtor will not be excluded if such Account satisfies the provisions of subsections (D)(1) or (D)(2) thereof;

(D) Accounts with respect to which the account debtor is a governmental entity; and

(E) Accounts of an account debtor whose credit-worthiness is not satisfactory to Lender in its reasonable credit judgment based on information available to Lender.

D.	Section 1.5 is hereby amended to read as follows:

Section 1.5 Determination of Revolving Loan Balance

1.5(a) Borrower is to establish (i) its main domestic operating accounts with Lender and (ii) a system of lockbox or controlled bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral acceptable to Lender in all respects. Such operating accounts, lockbox or controlled bank accounts are to be established with Lender (for the collection of domestic Accounts and proceeds) and (in the case of the United Kingdom) with Alliance & Leicester Commercial Bank plc ("Alliance & Leicester") for the collection of foreign Accounts and proceeds (such operating accounts being more particularly described on Schedule 2). Such accounts are to be made subject to a deposit account control agreement(s) or are otherwise to be established to afford Lender "control" thereof within the meaning of the Uniform Commercial Code and are to be in form and substance satisfactory to Lender. Notwithstanding, until any event of Default or until such time as the amount of additional advances which the Borrower may borrow under the Revolving Loan is less than $500,000.00 for any month, the Borrower is to deposit all proceeds of Collateral, including but not limited to any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Borrower for deposit only into such operating accounts and may operate and withdraw from such accounts (including the right to transfer funds from the Alliance & Leicester operating accounts to those accounts maintained at HSBC Bank identified on Schedule 2). During a Default Period (in addition to such other remedies provided by this Agreement) or if the amount of additional advances which Borrower may borrow under the Revolving Loan is less than $500,000.00 for any month, Lender has the right in its sole and absolute discretion to require that the Borrower immediately (and not less frequently than daily) (x) deliver, at its sole expense, to Lender or Alliance & Leicester, as agent for Lender and subject to the terms of this Agreement, all proceeds of the Collateral (as that term is defined in this Agreement), including but not limited to any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Borrower and/or (y) deposit such proceeds, checks, cash, credit card sales and receipts, notes or other instruments or property into such lockbox or other controlled account(s) designated by Lender; in such event, Borrower is to (i) indicate on all of its invoices that funds should be delivered to and deposited into such accounts; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into such lockbox or other controlled accounts; (iii) irrevocably authorize and direct any banks which maintain or hold the Borrower’s cash, checks and other items to promptly wire transfer all available funds to such accounts; and (iv) advise all other banks of Lender’s security interest in such funds. In the event that any such event of Default has either been cured or waived as determined by Lender, and if the amount which the Borrower may borrow under the Revolving Loan is equal to or greater than $500,000.00 in two successive months thereafter, Borrower need no longer make or direct such deposits into the lockbox or other controlled accounts and may proceed in accordance with the fourth sentence of this subsection.

1.5(b) The balance of the Revolving Loan and availability of the Borrower to borrow under the Revolving Loan will be determined as follows:

(A) Checks received by Lender on or before 12:00 Noon of any banking day are to be deemed received by Lender on such banking day;

(B) Checks received by Lender after 12:00 Noon of any banking day are to be deemed received by Lender on the following banking day;

(C) Any other form of proceeds received by Lender is to be deemed received by Lender when the Lender has received notification of collection (if notice of collection is received on or before 12:00 Noon of any such banking day, such proceeds are to be deemed to have been received by the Lender on such banking day; if notice of collection is received after 12:00 Noon of any such banking day, such proceeds are to be deemed to have been received by the Lender on the following banking day);

(D) Any credit(s) to the account of the Borrower are conditioned upon final payment to Lender at its office in cash or solvent credits;

(E) Any item(s) not collected or not paid are to be charged as a debit against the Revolving Loan or any account of the Borrower maintained with Lender.

1.5(c) Interest will continue to accrue on the amount of any checks or other proceeds (other than wire transactions or cash deposits) received by Lender for a period of two (2) banking days after receipt (as defined in this Section); but such checks or other proceeds are to be applied in calculating the amount available to be borrowed under the Revolving Loan (i) on and as of the day so received by Lender for domestic checks or proceeds and (ii) on and as of the day so received in U.S. dollars by Lender for foreign checks or proceeds.

E. Section 1.7 is hereby amended to read as follows:

Section 1.7 Method of Advances

Advances under the Revolving Loan may be made through written requests from the Borrower from an individual purporting to be an authorized representative of the Borrower and other written notification means acceptable to Lender, not later than 1:00 P.M. on the banking day on which the advance is requested, by deposit of the amount requested pursuant to this Agreement in such deposit account(s) established at Lender that are designated by Borrower and as required by Section 1.5(a) of this Agreement. All such requests, means of notification and writings are to be deemed conclusively binding upon the Borrower. In the event Lender honors a check of the Borrower resulting in the Borrower's checking account being deemed overdrawn, Lender is to be deemed to have made an advance to the Borrower in the amount overdrawn on the Lender's banking day immediately preceding the day on which the Borrower's check is tendered to Lender for collection (even if that amount is in excess of the Advance Limit). Notwithstanding, Lender has no obligation to honor any overdraft of the Borrower.

F. Section 1.9(l) is hereby amended to read as follows:

Lender and Borrower have entered into account agreements with respect to deposit accounts established with Lender, in addition to Deposit Account Control Agreement(s) and Charge on Cash Deposits

with respect to each depository account maintained with Alliance & Leicester.

G. The following is added as a new subsection (iv) to Section 5.1(a) :

(iv) Media Sciences Hong Kong Co., Ltd., a subsidiary of Media Sciences Trading Ltd., and an organization in good standing under the laws of China.

H. Section 5.16(b) is hereby amended to read as follows:

5.16(b) Schedule 2 annexed hereto sets forth a complete and accurate list of all offices and locations at which the Borrower conducts any of its business or operations, the locations of all Collateral and records relating to Collateral, the Borrower's chief executive office, if any, and the location(s) of Deposit Accounts.

I.	Section 6.7(d) is hereby amended to read as follows:

6.7(d)(i) On or before the fifteenth (15th) day of each month in such form as may be required by Lender from time to time, a certificate or borrowing base and such other reporting as Lender may require (in such form reasonably required by Lender) of the Borrower certifying Borrower’s calculations of the amount it may borrow under the Revolving Loan and either describing each Qualified Account and Qualified Foreign Account, or, if Lender so elects, certifying the face amount of all Qualified Accounts and Qualified Foreign Accounts, in the aggregate, and a certified statement of Inventory position of the Borrower showing Inventory on hand, Inventory represented or covered by warehouse receipts or bills of lading, Qualified Inventory on hand, Inventory in possession of bailees and Qualified In-Transit Inventory, together with the names and addresses of all bailees.

6.7(d)(ii) On a weekly basis (or more frequently as Lender may require during a Default Period or if the amount which Borrower may borrow under the Revolving Loan is less than $500,000.00 in any month) in such form as may be required by Lender from time to time, a certificate or borrowing base and such other reporting as Lender may require (in such form reasonably required by Lender) of the Borrower certifying Borrower’s calculations of the amount it may borrow under the Revolving Loan and either describing each Qualified Account and Qualified Foreign Account, or, if Lender so elects, certifying the face amount of all Qualified Accounts and all Qualified Foreign Accounts, in the aggregate, and a certified statement of Inventory position of the Borrower showing Inventory on hand, Inventory represented or covered by warehouse receipts or bills of lading, Qualified Inventory on hand, Inventory in possession of bailees and Qualified In-Transit

Inventory, together with the names and addresses of all bailees. In the event that any such event of Default has either been cured or waived as determined by Lender, and if the amount which the Borrower may borrow under the Revolving Loan is equal to or greater than $500,000.00 in two successive months thereafter, Borrower need no longer make such more frequent reporting and may proceed in accordance with reporting on a weekly basis.

J. Section 7.16 is hereby amended to read as follows:

Section 7.16 Fixed Charge Coverage Ratio

The Borrower is not to cause or permit its Fixed Charge coverage ratio, tested quarterly, on a rolling three month basis for the quarter ended September 30, 2008, on a rolling six, nine and twelve month basis for each quarter ending thereafter, and thereupon based on a trailing twelve month basis, to be less than 1.05:1. Fixed Charge is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA") less the sum of: cash taxes; cash capital expenditures; any cash dividends, distributions or loans, and other cash payments not captured on the current profit and loss statement, divided by principal payments on term debt (or capital leases), and cash interest. For all of the foregoing determinations, any equity contribution made to the Borrower will be applied to offset cash capital expenditures. For the foregoing determinations made during fiscal periods 2009 and 2010 only, which will be determined on a rolling twelve month basis, cash received by Borrower from convertible debt offerings and associated warrants will be applied to offset cash capital expenditures together with the payments made to PNC Equipment Finance LLC/PNC Leasing pursuant to paragraph 5 of the Third Amendment.

K. Section 8.1 is hereby amended to read as follows:

Section 8.1 Charges Against Credit Balances

Borrower hereby grants to Lender (i) a lien, security interest and a right of setoff as security for all liabilities and obligations to Lender, including, but not limited to, the Debt, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender and (ii) a lien and security interest in all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Alliance & Leicester, or in transit to any of them. At any time during a Default Period, without demand or notice, Lender may set off or apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Revolving Loan. Any and all rights to require Lender to exercise its rights or remedies with respect to any other Collateral which secures the Debt, prior to exercising its right of setoff or enforcement of its security interest with respect to such deposits, credits or other property of Borrower are hereby knowingly, voluntarily and irrevocably waived. Lender is not required to marshal any present or future security for, or guarantees of, the obligations or to resort to any such security or guarantee in any particular order and Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require Lender to pursue any particular remedy before proceeding against it and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Debt is paid in full.

L. Section 10.1 is hereby amended to read as follows:

Section 10.1 Rights of Lender

During a Default Period Lender has the right, without notice:

10.1(a) Collection - To institute legal or deficiency proceedings or otherwise enforce its rights to collect the Debt against the Borrower, all of which becomes immediately payable. If a judgment is entered in favor of Lender, the lien of the judgment relates back to the earliest date of perfection of the Lender's security interests hereunder.

10.1(b) Set Off - To charge, setoff or withdraw from any credit balance which the Borrower may then have with Lender, Alliance & Leicester, Participant, or with any Affiliate thereof, such amounts as may be necessary to satisfy the Debt.

10.1(c) Existing Commitments - To terminate and cancel any existing commitment to the Borrower for a line of credit, loan, or balance of the Revolving Loan or any other Debt.

10.1(d) Assembly of Collateral - With or without judicial process, (i) to seize the Collateral or to require the Borrower to assemble the Collateral or (ii) to render the Collateral unusable without need for Lender to post a bond or security or (iii) to make the Collateral available at a Lender designated place for sale, lease, license or other disposition by Lender (and if such disposition is to Lender, at a public execution unless the Collateral is that customarily sold on a recognized market or the subject of widely distributed standard price quotations) to satisfy the Debt without any right of Borrower to adjourn such disposition. Any such sale, lease, license or other disposition may be made of the Collateral in its present condition or following any commercially reasonable preparation or processing at the expense of Borrower.

10.1(e) Disposition License - To exercise a royalty-free, non-exclusive license in the General Intangibles, including tradenames, trademarks, copyrights, patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose of the right to: (i) advertise and sell, lease, license or transfer any Collateral bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of any other Collateral or real property on which such Collateral may be located for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory.

10.1(f) Tax Notification - To sign the name of Borrower upon any local, state or federal agency information release form including, but not limited to, Tax Information Authorization Form 8821 of the Internal Revenue Service.

10.1(g) Cumulative Rights - To exercise all rights and remedies set forth in this Agreement or otherwise provided by law or other agreement, (whether or not referred to in this Agreement), including, but not limited to, the Deposit Account Control Agreement and Charge on Cash Deposits executed contemporaneously with the Third Agreement of Amendment with respect to deposit accounts at Alliance & Leicester on a cumulative or simultaneous basis and in any order selected by Lender; or

10.1(h) Rights of Transferee - A transferee who purchases, leases, licenses or otherwise receives the benefits of a disposition of Collateral after Default takes free of all Borrower's rights and the rights of any subordinate security interest or lien. A transferee is entitled to the recording of a transfer statement to document public notice of such disposition.

M. Section 10.4 is hereby amended to read as follows:

Section 10.4 Notice of Disposition of Collateral

If the Collateral is cash or deposits, perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Lender need not give notice of any intended disposition of the Collateral. In all other cases, Lender is to give authenticated reasonable notice to Borrower and any other party entitled thereto under applicable law of the time and place of a public sale, lease, license or other disposition of the Collateral. Authenticated notice is presumed to be reasonable (a) if sent ten (10) days prior to such disposition unless a shorter period is warranted under the circumstances, (b) if sent to the chief executive office and, if none, to the address of the Borrower set forth on Schedule 2 annexed hereto in accordance with Section 11.5 hereof and (c) if it contains a statement of the Collateral and its intended disposition, the time and place of disposition and a statement that the Borrower is entitled to an accounting of such disposition. Lender may disclaim any warranties that may apply to any sale, lease, license or other disposition of the Collateral.

N.	Schedule 2 is hereby amended as per the attached Schedule 2.

5.	As to the Second Agreement of Amendment to Revolving Loan and Security Agreement:

Paragraph 5 is hereby amended to read as follows:

5. Borrower executed a post closing letter dated February 12, 2008 in which Borrower agreed to obtain the termination of New Jersey UCC financing statement (a) #23840331 filed September 29, 2006 in favor of PNC Equipment Finance, LLC and (b) #23350373 filed December 23, 2005 in favor of PNC Leasing, LLC each as to Media Sciences, Inc. on or before May 14, 2008, as extended to June 30, 2008. Borrower’s failure to comply is an event of Default under the Loan Agreement. Lender hereby agrees to grant a waiver thereof and to accept performance in lieu thereof pursuant to this paragraph 5. Accordingly, the Borrower is to pay the obligations secured by such financing statements to PNC Equipment Finance, LLC and PNC Leasing, LLC (jointly and severally “PNC”), as follows:

(i)      Payments of principal are to be made in the amount of $39,668.33 per month, together with interest, payable on the first of each month (April 1, 2009 – September 1, 2009 – six payments);

(ii)	The remaining balance is to be paid in full on September 1, 2009;

(iii)  The remaining balance will bear interest during the term at Prime plus 2.5%.

(iv)  Upon final payment of the obligation, PNC will promptly deliver a bill of sale for the equipment.

Upon payment, Obligors hereby represent that PNC has agreed to discharge and terminate such financing statements and provide evidence thereof promptly thereafter. Obligors are to provide evidence of such discharge and termination to Lender on or before October 31, 2009. The waiver by Lender in this paragraph 5 does not constitute (i) a modification or an alteration of any of the terms, conditions or covenants of the Loan Agreement or any other Loan Documents, all of which remain in full force and effect, or (ii) a waiver, release or limitation upon Lender’s exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved, or (iii) a waiver of compliance with the post closing letter for any other period or purpose. This waiver does not relieve or release the Obligors in any way from any of their other respective duties, obligations, covenants or agreements under the Loan Agreement or any other Loan Documents or from the consequences of any event(s) of Default thereunder, except as expressly described above. This waiver does not obligate Lender, or be construed to require Lender, to waive any other event(s) of Default or defaults, whether now existing or which may occur after the date of this Third Amendment.

6.     Except as amended in paragraph 5 of this Third Amendment, Obligors represent and warrant that there are no defaults or events of Default pursuant to or defined in any of the Loan Documents, and that all warranties and covenants which have been made or performed by Obligors in connection with the Loan Documents were true and complete when made or performed.

7.       The Loan Documents are hereby amended to provide that a default, breach or failure on the part of Obligors to perform any covenant or condition hereunder or an event of default otherwise defined in either this Third Amendment or any document executed in connection with this Third Amendment is to be deemed an event of Default for purposes of the Loan Documents.

8.       All representations, warranties and covenants made by Obligors to Lender in the Loan Documents are hereby repeated as though first made expressly in this Third Amendment.

9.        Except as otherwise provided herein, the Loan Documents continue in full force and effect, in accordance with their respective terms. The parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents and consent to the terms of this Third Amendment. Capitalized terms used in this Third Amendment which are not otherwise defined herein have the meaning ascribed thereto in the Loan Documents.

10.     The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Lender including, but not limited to, affidavits, resolutions, or certificates for a full and complete consummation of the matters covered by this Third Amendment.

11.      This Third Amendment is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties. This Third Amendment is not assignable by Obligors without the prior written consent of Lender.

12.      To the extent that any provision of this Third Amendment is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage. If that occurs, it does not have the effect of rendering any other provision of this Third Amendment invalid or unenforceable. This Third Amendment is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

13.      This Third Amendment may only be changed or amended by a written agreement signed by all of the parties. By the execution of this Third Amendment, Lender is not to be deemed to consent to any future renewal or extension of the loan. This Third Amendment may only be changed or amended by a written agreement signed by all of the parties. This Third Amendment is deemed to be part of and integrated into the Loan Documents.

14.      This Third Amendment is governed by and is to be construed and enforced in accordance with the laws of New Jersey as though made and to be fully performed in New Jersey (without regard to the conflicts of law rules of New Jersey).

15.     The parties to this Third Amendment acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Third Amendment, the enforceability and interpretation of the terms contained in this Third Amendment and the consummation of the transactions and matters covered by this Third Amendment.

16.     Obligors are to reimburse Lender for its costs, expenses, and reasonable attorneys' fees incurred in connection with this Third Amendment, upon execution of this Third Amendment.

THE OBLIGORS, FOR THEMSELVES, THEIR SUBSIDIARIES (IF ANY) AND LENDER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS THIRD AMENDMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS THIRD AMENDMENT.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have signed this Third Amendment.

Attest/Witness:	MEDIA SCIENCES
INTERNATIONAL, INC

/s/ Michael W. Levin		By:	/s/ K. D. Bloomgren
Print Name:	MICHAEL W. LEVIN	Print Name: KEVAN D. BLOOMGREN
Title: CEO		Title:	CFO

Attest/Witness:	MEDIA SCIENCES, INC

/s/ Michael W. Levin		By:	/s/ K. D. Bloomgren
Print Name:	MICHAEL W. LEVIN	Print Name: KEVAN D. BLOOMGREN
Title: CEO		Title:	CFO

Attest/Witness:	CADAPULT GRAPHIC SYSTEMS, INC.

/s/ Michael W. Levin		By:	/s/ K. D. Bloomgren
Print Name:	MICHAEL W. LEVIN	Print Name: KEVAN D. BLOOMGREN
Title: CEO		Title:	CFO

SOVEREIGN BANK

By:	/s/ Alan M. Lapidus
Print Name:	ALAN M. LAPIDUS
Title:	SVP

[Form of]

DEPOSIT ACCOUNT

CONTROL AGREEMENT

This Deposit Account Control Agreement (“Agreement”) is dated as of June 17, 2009, by and among ALLIANCE & LEICESTER COMMERCIAL BANK plc, acting through its Crawley Regional Business Centre, at Shaw House, Pegler Way, Crawley, West Sussex RG11 7AF, U.K. or such other centre/address it may select from time to time (“Bank”), MEDIA SCIENCES, INC., a New Jersey corporation, having its chief executive office at 8 Allerman Road, Oakland NJ 07436 ("Company”), and SOVEREIGN BANK, a federal savings bank, having an address of 101 Wood Avenue South, Iselin NJ 08830 (“Secured Party”).

This Agreement refers and applies to all of the deposit accounts of Company listed on Exhibit A attached hereto and made a part hereof, established by Company at Bank, including, without limitation, all existing and future amounts in the deposit accounts (all referred to herein as “Deposit Accounts”). This Agreement supplements, rather than replaces, Bank’s account agreement, application form, mandate, terms and conditions and other standard documentation in effect from time to time with respect to the Deposit Accounts (“Account Documentation”), or related services provided by Bank in connection with the Deposit Accounts (“Account Services”), which Account Documentation shall continue to apply to the Deposit Accounts and such Account Services, to the extent not conflicting with the provisions of this Agreement; in the event of any such conflict, the provisions of this Agreement shall control. The Account Documentation includes, but is not limited to, a certain Charge on Cash Deposits between Company and Secured Party and related Notice of Charge executed contemporaneously herewith between Bank and Company whereby Company has granted a security and charge over the Deposit Accounts in favor of Secured Party in accordance with English law (“Charge”).

Company has advised Bank that Company has granted a security interest in the Deposit Accounts to Secured Party by virtue of a Revolving Loan and Security Agreement effective February 12, 2008, as amended ("Loan Agreement"). Company desires that Bank enter into this Agreement with Company and Secured Party to establish “control” as defined in Section 9-104 of the Uniform Commercial Code.

Therefore, in consideration of the provisions of this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Control. (a) Bank, Company and Secured Party agree that Bank will comply with instructions originated by Secured Party directing disposition of the funds in the Deposit Accounts without further consent by Company. Upon receipt of a notice of Secured Party’s exclusive control of the Deposit Accounts which notice may be issued by Secured Party only during a Default Period defined in the Loan Agreement, and states that it is a “Notice of Exclusive Control” (in the form of Exhibit "B" attached hereto), and attached to which is a copy of this Agreement (“Notice of Exclusive Control") and following a reasonable time period not to exceed two business days to allow Bank to take appropriate action as a result of receipt of the Notice of Exclusive Control, Bank will comply with instructions received from the Secured Party. Until Bank receives a Notice of Exclusive Control, Company shall administer the Deposit Accounts in accordance with Section 1.5 of the Loan Agreement and Bank shall be entitled to rely on instructions which it receives from Company and otherwise to deal with the Deposit Accounts in accordance with the Account Documentation.

(b)    Bank is fully entitled to rely on instructions from the Secured Party at any time and is under no obligation to inquire or determine whether Company’s obligations to Secured Party are in Default or whether Secured Party is entitled, under any separate agreement between Company and Secured Party, to give any instructions. Bank may rely on notices and instructions received hereunder which Bank believes in good faith come from the appropriate party.

(c)    After Bank’s receipt of the Notice of Exclusive Control from Secured Party, and without limiting Secured Party’s control of the Deposit Accounts, the parties agree that instructions received from Secured Party shall direct reasonable services and transactions as are offered by Bank in the normal course of its business in regard to deposit accounts. Bank shall not be required to provide extraordinary services or documentation regarding the Deposit Accounts unless Bank confirms that such extraordinary services or documentation are available. If there is any additional cost associated therewith, Company agrees to pay such additional cost.

2.       Bank’s Recourse to Deposit Accounts. The Bank subordinates any security interest (except as to any security interest under UCC Section 4-210) it may now have or hereafter acquire against each of the Deposit Accounts, except with respect to (a) any returned or uncollected funds originally deposited into a Deposit Account, (b) Bank’s customary service charge and out-of-pocket expenses directly related to such Deposit Accounts or arising in connection with any Account Documentation or (c) adjustments or corrections of posting or encoding errors. Company agrees to pay the normal and customary charges in effect from time to time of Bank for the performance of the services set forth in this Agreement and for any other changes in connection with this Agreement, the Deposit Accounts, Account Documentation, and Account Services. If there are insufficient funds in the Deposit Accounts for any returned or uncollected funds or any fee or other charge related to the Deposit Accounts or this Agreement, Bank shall have the right to receive reimbursement therefor directly from Company.

3.       Bank’s Liability. The Bank shall have no liability to Company or Secured Party under this Agreement for any claim, loss, cost or expense except to the extent directly caused by the gross negligence or willful misconduct of Bank. Bank shall not be liable for any claim, loss, cost or expense resulting from any computer malfunction, interruption of communication facilities, labor difficulties, acts of God, war, terrorist attacks, or other causes, in each case beyond Bank’s reasonable control. In no event shall Bank have any responsibility for consequential, indirect, special or exemplary damages, whether or not it has notice thereof.

4.       Indemnification. Company indemnifies and holds Bank harmless for any losses, claims, liabilities, and expenses incurred by Bank arising from this Control Agreement except for such losses, claims, liabilities, and expenses arising directly from Bank’s gross negligence or willful misconduct.

5.       Amendments. This Agreement may be amended or modified from time to time only in a writing executed by each of the parties hereto.

6.      Notices. Any notice or request hereunder shall be given to any party at its address as set forth above or at such other address as such party may hereafter specify in a written notice given to the other parties, except that the Notice of Exclusive Control must be sent by international courier to the following person, department and address, or such other person, department and address as Bank may hereafter specify in a written notice given to the other parties and shall only be effective on its receipt by Bank:

The Regional Director
Alliance & Leicester Commercial Bank plc
Crawley Regional Business Centre, Shaw House, Pegler Way
Crawley, West Sussex, RH 11 7AF, U.K.
Phone: +44(0) 1293 73268
Fax:	+44(0) 1293 763237

7.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its choice of law provisions, and applicable federal law and regulations. Bank will take such actions to comport this Agreement with English law.

8.       Statements. At Secured Party’s request, Bank shall provide to Secured Party a copy of Company’s Deposit Account statements and Company consents to Bank’s provision of the statements. Bank shall not be required to provide other information or documentation regarding the Deposit Accounts unless (a) Bank confirms that such other information or documentation is available, and (b) if there is an additional cost associated therewith, Company agrees to pay such additional cost.

9.       Termination. This Agreement and the Charge shall continue in full force and effect until terminated by Bank upon not less than sixty (60) calendar days’ written notice to each of the other parties, by Secured Party upon notice to the other parties, or by Company with the prior written consent of Secured Party. Notwithstanding the foregoing, the Bank may automatically close one or more of the Deposit Account(s) and terminate this Agreement and the Charge in the event that the Bank reasonably believes that any fraudulent activity has or is occurring with regard to the Deposit Accounts or for any other reason provided in the Account Documentation. In the event of any termination, all fees incurred under this Agreement and the Charge shall become immediately due and payable. This Agreement and the Charge shall automatically terminate upon (a) Bank’s receipt of written notice from Secured Party of the irrevocable payment in full of all of the Company’s obligations due and owing to Secured Party or (b) the closure of all Deposit Accounts. If Bank has received a Notice of Exclusive Control, Bank shall remit all of the funds in the Deposit Accounts to Secured Party.

10.     Jury Trial Waiver. EACH PARTY WAIVES THE RIGHT TO ANY JURY TRIAL IN ANY ACTION ARISING WITH RESPECT TO THIS AGREEMENT.

11.     Counterparts. This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.    Secured Party Indemnification. To the extent of any expenses or costs arising under paragraph 1(c), paragraph 2 (to the extent of costs incurred by reason of insufficient or uncollected funds following the issuance by Secured Party of Notice of Exclusive Control), or paragraph 8 of this Agreement as to which Company fails to pay to Bank, Secured Party agrees to indemnify Bank to the extent of such costs and expenses which arise following the issuance by Secured Party of its Notice of Exclusive Control. Those costs and expenses paid by Secured Party become part of the Debt and are otherwise chargeable to the Company pursuant to the terms of the Loan Agreement.

IN WITNESS WHEREOF, this Deposit Account Control Agreement has been signed by the parties as of the date written above.

Bank:

ALLIANCE & LEICESTER COMMERCIAL BANK plc

By:___________________________

Name:	Paul Grenville
Title:	Director

Company:

MEDIA SCIENCES, INC.

A New Jersey Corporation

By:___________________________

Name: Michael W. Levin

Title:	President and CEO

Secured Party:

SOVEREIGN BANK

By:___________________________

Name:	Alan M. Lapidus
Title:	Sr. Vice President

EXHIBIT A

LIST OF ACCOUNTS

A/C #s:

EXHIBIT B

[LETTERHEAD OF THE SECURED PARTY]

NOTICE OF EXCLUSIVE CONTROL

[Date]

ALLIANCE & LEICESTER COMMERCIAL BANK plc

Acting through its Crawley Regional Business Centre at Shaw House

Pegler Way

Crawley, West Sussex RG11 7AF, U.K.

For the attention of the Regional Director

Ladies and Gentlemen:

This is the Notice of Exclusive Control as defined in the Deposit Account Control Agreement dated 17 June, 2009, among Alliance & Leicester Commercial Bank plc, ("You"), us and Media Sciences, Inc. ("Company") as currently in effect (the “Control Agreement”). A copy of the Control Agreement as fully executed is attached. Unless otherwise defined in this Notice, capitalized terms used in this Notice of Exclusive Control ("Notice") have the meanings given them in the Control Agreement.

This Notice directs You to no longer comply with any instruction(s) from the Company directing the disposition of any funds or effecting any transaction(s)in the Deposit Accounts.

We direct You to send the funds in the Deposit Accounts to us by the method and at the address indicated below.

Funds transfer instructions:

Receiving bank: _____________________________________________.
ABA routing number for domestic wire:________________________.
ABA routing number for ACH transaction:_____________________.
International: Swift Code No. ________________________________.
Reference details:____________________________________________.

Very truly yours,
SOVEREIGN BANK

By:______________________
Print Name:
Title:

[Form of Charge]

DATED 17 JUNE 2009

MEDIA SCIENCES, INC.

TO

SOVEREIGN BANK

CHARGE ON CASH DEPOSITS

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THIS CHARGE is made by way of deed on the 17 day of June 2009

BETWEEN

(1)

MEDIA SCIENCES, INC. a limited liability company incorporated in the State of New Jersey (New Jersey business identification number: 0100789931) of 8 Allerman Road, Oakland, NJ 07436, U.S.A. (hereinafter called “the Depositor”); and

(2)

SOVEREIGN BANK a federal savings bank of 101 Wood Avenue South, Iselin, NJ, 08830, U.S.A. (hereinafter called “the Bank” which expression shall include its successors in title and assigns and transferees).

BACKGROUND

(A)	The Bank provides a loan facility to the Depositor. In connection with that facility that the Depositor has agreed to grant a security interest in all its deposit accounts in favour of the Bank.
(B)

Amongst other documents the Bank and the Depositor have executed a revolving loan and security agreement effective February 12, 2008 as amended (the “Loan Agreement”) and the Depositor has executed a deposit account control agreement dated on or about the date of this charge (the “Deposit Account Control Agreement”) in favour of the Bank and the Account Bank which is governed by New Jersey law.

(C)

To satisfy certain further assurance provisions in the agreements with the Bank, the Depositor has agreed to grant security governed by English law in favour of the Bank over its credit balances and deposits maintained in accounts in England on the following terms and conditions.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Charge and its recitals (unless the context otherwise requires):

1.1.1

“Accounts” means the account numbers __________ (sort code __________), __________ (sort code __________) and _________ (sort code __________ (IBAN number: __________)) in the name of the Depositor with the Account Bank, as these accounts may be renumbered or redesignated from time to time and all rights of the Depositor in relation to such accounts, together with all other accounts as may be opened by the Depositor with the Account Bank from time to time.

1.1.2

“Account Bank” means Alliance & Leicester Commercial Bank plc acting through its Crawley Regional Business Centre at Shaw House, Pegler Way, Crawley, West Sussex RH11 7AF, U.K. or such other centre and/or address as it may select from time to time.

1.1.3

“Deposits” mean the sums which at the date of this Charge or from time to time hereafter are deposited by the Depositor with the Account Bank in the Accounts or which otherwise accrue on or stand to the credit of the Accounts

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and whether in the same or in any other currency and whether in addition to or by way of renewal of or replacement for any sums previously deposited or otherwise, together with all interest accruing from time to time in respect of it or them.

1.1.4	“Financial Collateral” shall have the meaning given to that expression in the Financial Collateral Regulations.
1.1.5	“Financial Collateral Regulations” means the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003/3226).
1.1.6

“Secured Liabilities” means all monies, obligations and liabilities whatsoever whether for principal, interest or otherwise which may now or at any time in the future be due, owing or incurred by the Depositor to the Bank under the Loan Agreement whether present or future, actual or contingent and whether alone, severally or jointly as principal, guarantor, surety or otherwise including (without limitation) the Debt (as defined in the Loan Agreement), indebtedness on account of money advanced, bills exchanged, promissory notes, obligations with respect to invoice discounting, letters of credit, guarantees and indemnities and in whatever name or style and whether on any current or other account, or in any other manner whatsoever, together with interest, commission, fees and legal and other costs, charges and expenses (on a full indemnity basis) charged or incurred by the Bank and including those arising from the Bank perfecting or enforcing (or attempting to enforce) this Charge or any other security (and its rights thereunder) held by the Bank from time to time.

1.1.7	“Security Financial Collateral Arrangement” shall have the meaning given to that expression in the Financial Collateral Regulations.
1.2	Interpretation
1.2.1

A reference to a regulation, a statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision, to any modification, re-enactment or extension of that regulation, statute or statutory provision and to any former statute or statutory provision which it consolidated or re-enacted before the date of this Charge.

1.2.2

Words respectively denoting the singular shall include the plural and vice versa and one gender includes each and all genders and references to persons include references to companies or corporations and vice versa.

1.2.3	Clause and sub-clause headings are inserted for convenience only and shall not affect the interpretation of this Charge.
1.2.4	References to other agreements include such agreements as amended or varied from time to time.

2.	DEPOSIT

The Depositor has deposited (or agreed to deposit) certain initial Deposits into the Accounts in euros and pounds sterling with the Account Bank.

3.	CHARGE

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3.1	First Fixed Charge

In consideration of the Bank making available, or continuing to make available, invoice discounting facilities or any other banking accommodation whatsoever to the Depositor, the Depositor with full title guarantee hereby charges the Accounts and the Deposits by way of first fixed charge in favour of the Bank as continuing security for the repayment and satisfaction on demand of all Secured Liabilities.

3.2	Not to withdraw Deposits without consent

Unless and until the Account Bank has received a Notice of Exclusive Control (as defined in the Deposit Account Control Agreement), the Depositor shall have full discretion to operate and withdraw from the Accounts, subject to the provisions of Section 1.5 of the Loan Agreement. Upon receipt by the Account Bank of a Notice of Exclusive Control, the Depositor shall not be entitled to withdraw the whole or any part of the Deposits or otherwise deal with the Accounts except to the extent that the Depositor is allowed to do so under the terms of the Deposit Account Control Agreement.

3.3	Continuing Security

The charges hereby created shall:

3.3.1	be a continuing security notwithstanding any intermediate payment or settlement of account;
3.3.2

not be discharged or affected by any failure of, or defect in, any agreement given by or on behalf of the Depositor in respect of any Secured Liabilities nor by any legal limitation or lack of any borrowing powers of the Depositor in any matter in respect of any Secured Liabilities or by any other fact or circumstance (whether known or not to the Depositor or the Bank) as a result of which any Secured Liabilities may be rendered illegal, void or unenforceable by the Bank;

3.3.3

remain binding on the Depositor notwithstanding any amalgamation, reconstruction, reorganisation, merger, sale or transfer by or involving the Bank or the assets of the Bank and for this purpose this Charge and all rights conferred on the Bank hereunder may be assigned or transferred by the Bank accordingly; and

3.3.4	be additional and without prejudice to any other security which the Bank may hold from time to time.

3.4	Notice to be given by the Depositor

The Depositor shall immediately on the execution of this Charge give notice to the Account Bank of the charges created under clause 3.1 over the Accounts and the Deposits in the form set out in the Schedule to this Charge.

3.5	Further assurance

The Depositor, at its own cost, shall execute such further legal or other mortgages, charges or transfers (containing a power of sale and such other provisions as the Bank may reasonably require) in favour of the Bank as the Bank reasonably requires from time to time over all or any part of the Accounts and the Deposits and give all

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notices, orders and directions which the Bank may reasonably require, for perfecting, protecting or facilitating the realisation of its security over the Accounts and the Deposits.

4.	REPRESENTATIONS AND WARRANTIES

The Depositor represents and warrants that it is the sole legal and beneficial owner of the Accounts and the Deposits now subject to , or which at any time after this date may become subject to, the charges constituted by this Charge and that the rights of the Depositor in respect of the Accounts and Deposits are free from any charge mortgage, lien or any other encumbrance or security agreement or security interest of any kind (other than any in favour of the Bank or any right of set-off by operation of law in favour of the Account Bank) and the Depositor irrevocably and unconditionally undertakes that during the continuance of the security constituted by this Charge it will not, with the exception of the security constituted by this Charge or other security in favour of the Bank, create, attempt to create, or permit to subsist any such charge, mortgage, lien or any other encumbrance or security agreement or security interest on or over the Accounts the Deposits or any part of it or them or permit any lien to arise or affect the Accounts or the whole or any part of the Deposits.

5.	BANK’S POWERS

5.1	If and only if the Account Bank has received a Notice of Exclusive Control, the Bank is irrevocably authorised, without prior notice to the Depositor, at any time or times without restriction:

5.1.1	to withdraw from the Accounts and to appropriate and apply the whole or any part or parts of the Deposits in or towards payment or discharge of any or all of the Secured Liabilities;
5.1.2

for the purposes of any such appropriation and application, to convert or to instruct the Account Bank on its behalf to convert, the whole or any part or parts of the Deposits, at the expense of the Depositor, into any currency other than that in which the same is or are then held in the Accounts at the Account Bank and any risk or loss arising from the conversion of any amount from one currency to another (or from any fluctuation in exchange rates) shall be borne by the Depositor.

5.2

Without limitation to clause 5.1, to the extent that the Deposits constitute Financial Collateral and this Charge and the obligations of the Depositor hereunder constitute a Security Financial Collateral Arrangement, the Bank shall have the right, at any time after the Account Bank has received a Notice of Exclusive Control, to appropriate all or any part of the Deposits in or towards the payment and/or discharge of the Secured Liabilities in such order as the Bank in its absolute discretion may from time to time determine. The value of the Deposits appropriated in accordance with this clause shall be, in the case of cash, the amount of cash appropriated (where relevant after its conversion into such currency or currencies in which the Secured Liabilities are denominated, as provided in clause 5.1.2). The Depositor agrees that the method of valuation provided for in this clause is commercially reasonable for the purposes of the Financial Collateral Regulations and that the Bank may give such instructions as

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may be required to the Account Bank to effect the withdrawal, appropriation and application of the Deposits under this clause 5. The Account Bank is and will be acting on behalf of the Bank for the purposes of the Financial Collateral Regulations.

5.3

The Depositor waives any right it may have to require the Bank to enforce any other security or other right, or claim any payment from, or otherwise proceed against, any other person before enforcing this Charge against the Depositor.

6.	DEPOSIT FOR FIXED PERIOD

The provisions of clause 3.2 and clause 5 above shall apply notwithstanding that the Deposits or any part of parts of them may have been made or deposited for a fixed period and that the period may not have, or may have, expired.

7.	CERTIFICATION

A certificate by a duly authorised officer of the Bank as to the amount of any Secured Liabilities or of the Account Bank of any credit balance on any of the Accounts at any time shall (save in the case of manifest error) be conclusive.

8.	BANK’S POWER TO OPEN NEW ACCOUNT

If the Bank receives, or is deemed to be affected by, notice (actual or constructive) of any subsequent charge or other interest affecting the Deposits or if the continuing nature of the Charge hereby created is determined for any reason, the Bank may open a new account or accounts in the name of the Depositor on its own books and where relevant with the Account Bank but, whether or not it does, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice or at the time of determination (as the case may be) and from that time all payments made to the Bank shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount of the Secured Liabilities secured by this Charge.

9.	POWER OF ATTORNEY

By way of security, the Depositor irrevocably appoints each of the Bank or any person nominated in writing under the hand of any officer of the Bank as the Depositor’s attorney, in its name and on its behalf, for the purpose of perfecting and/or enforcing the security created by this Charge and, only after the Account Bank’s receipt of a Notice of Exclusive Control, to do in the name and on behalf of the Depositor all such acts and execute all such documents which the Depositor itself could do or execute in relation to the Accounts and the Deposits or any matters dealt with in this Charge.

10.	CHANGE IN CONSTITUTION OF THE DEPOSITOR

This Charge and the security created by it shall remain in full force and effect notwithstanding any change in the constitution or membership or shareholders of the Depositor.

11.	DECLARATION

The Depositor hereby certifies that the Charge hereby created does not contravene any of the provisions of its rules or memorandum and articles of association (as the

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case may be) or other constitutional documents and has been executed in accordance therewith by persons duly authorised for such purposes.

12.	SEVERABILITY

If a provision of this Charge is or becomes illegal, invalid or unenforceable, that will not affect the legality, validity or enforceability of any other provision of this Charge.

13.	COSTS
13.1

The Depositor shall pay to the Bank on demand all reasonable costs, expenses (including legal fees) and duties suffered or incurred by the Bank and/or the Account Bank in the negotiation, preparation, completion and enforcement of this Charge or otherwise in respect of the Accounts and the Deposits.

13.2

The Depositor shall indemnify the Bank on demand against all other reasonable costs, losses, liabilities and damage suffered or incurred by the Bank in respect of the Deposits and the exercise of any of its rights or the performance of its obligations in respect of the Accounts and the Deposits.

14.	ASSIGNMENT AND TRANSFER
14.1

At any time, without the consent of the Depositor, but subject to the provisions of the Loan Agreement, the Bank may assign or transfer the whole or any part of the Bank’s rights and/or obligations under this Charge to any person.

14.2	The Bank may disclose information about the Depositor to any assignee or transferee or the Account Bank.
14.3

The Depositor may not assign any of its rights, or transfer any of its obligations, under this Charge or in respect of the Accounts or the Deposits or enter into any transaction which would result in any of those rights or obligations passing to another person.

15.	DISCHARGE CONDITIONAL
15.1

This Charge will automatically terminate on the earlier of (i) the date that the Secured Liabilities are paid and satisfied in full or (ii) the date that the Deposit Account Control Agreement terminates.

15.2

Any termination, release, discharge or settlement between the Depositor and the Bank shall be deemed conditional on no payment or security received by the Bank in respect of the Secured Liabilities being avoided, reduced or ordered to be refunded pursuant to any law relating to insolvency, bankruptcy, winding-up, administration, receivership or otherwise.

15.3	Despite any such termination, release, discharge or settlement:
15.3.1

the Bank may retain this Charge and the security created by or pursuant to it for such a period as the Bank deems necessary to provide the Bank with security against any such avoidance, reduction or order for refund; and

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15.3.2	the Bank may recover the value or amount of such security or payment from the Depositor subsequently as if such release, discharge of settlement had not occurred.

16.	GOVERNING LAW AND JURISDICTION
16.1	This Charge shall be governed by and construed in accordance with English law.
16.2

The parties to this Charge irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Charge or its subject matter or formation (including non-contractual disputes or claims). Nothing in this clause shall limit the right of the Bank to take proceedings against the Depositor in any other court or competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdictions.

16.3           The Depositor irrevocably consents to any process in any proceedings being served on it in accordance with the provisions of this Charge relating to service of notices in clause 17. Nothing contained in this charge shall affect the right to serve in any other manner permitted by law.

17.	DEMANDS
17.1

Any demand made or notice hereunder shall be given to any party at its address as set forth above or at such other address as such party may hereafter specify in a written notice given to the other parties, except that the Notice of Exclusive Control must be sent by international courier to the following person, department and address, or such other person, department and address as the Account Bank may hereafter specify in a written notice given to the other parties and shall only be effective on its receipt by the Account Bank:

The Regional Director

Alliance & Leicester Commercial Bank plc

Crawley Regional Business Centre, Shaw House, Pegler Way

Crawley, West Sussex, RH 11 7AF, U.K.

Phone: +44(0) 1293 763268

Fax:	+44(0) 1293 763237

17.2

Any demand or notice (other than a Notice of Exclusive Control) shall be deemed to have been received on the first Business Day after posting (where sent by pre-paid post), immediately upon delivery (where delivered personally) and immediately on sending (if sent by facsimile transmission and received but provided that it is legible and complete).

18.	COUNTERPARTS

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This Charge may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

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IN WITNESS whereof this Charge has been duly executed and unconditionally delivered as a deed by the Depositor on the date first above written and has been signed on behalf of the Bank on that date

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SCHEDULE

Notice of Charge

[On headed notepaper of MEDIA SCIENCES, INC.]

Alliance & Leicester Commercial Bank plc

Crawley Regional Business Centre

Shaw House

Pegler Way

Crawley

West Sussex RH11 7AF

UK

For the attention of: the Regional Director

Fax no: 01293 763237

Date:	[ ] 2009

Dear Sirs

Notice of charge over accounts and deposits and related rights

We refer to our account numbers:[ACCOUNT NUMBERS] with you and hereby notify you that pursuant to a charge on cash deposits dated [DATE OF SECURITY DOCUMENT] (the “Charge”) given by us in favour of Sovereign Bank (the “Bank”), we created a fixed charge in favour of the Bank over all our above-mentioned accounts with you and all deposits and other moneys standing to their credit and all related rights (the “Secured Assets”).

We further notify you that:

•

After receipt by you of a Notice of Exclusive Control (as defined in the Charge) from the Bank, and without notice or reference to or further authority from us and without enquiring as to the justification or the validity of those instructions, you must comply with any instructions from time to time received by you from the Bank.

•	After receipt by you of a Notice of Exclusive Control from the Bank, you must pay or release all monies to which we are entitled to the Bank or to such persons as the Bank shall direct.

•	You are authorised to disclose information in relation to us and the Secured Assets to the Bank on request by the Bank.

•

Subject to the foregoing and to the terms of the deposit account control agreement dated [ ], between yourselves, ourselves and the Bank, you may continue to deal with us in relation to the Secured Assets until you receive a Notice of Exclusive

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Control from the Bank. Thereafter we will cease to have any right to deal with you in relation to the Secured Assets and you must deal only with the Bank.

•	The provisions of this notice may only be revoked with the Bank’s written consent.

•	Please sign, date and send to the Bank the acknowledgement attached to the enclosed copy of this letter to acknowledge receipt of this letter and your confirmation that:

•	You agree to the terms set out in this letter and to act in accordance with its provisions.

•

You have not received notice that we have assigned our rights to the Secured Assets to a third party or created any other interest (whether by way of security or otherwise) in them in favour of a third party.

To the extent that this notice conflicts with any of the provisions of the application form, mandate, terms and conditions and other standard documentation from time to time with relating to the Secured Assets, then this notice shall prevail.

This notice and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

Yours faithfully

............................................

MEDIA SCIENCES, INC.

Acknowledgement

To: SOVEREIGN BANK

We acknowledge receipt from Media Sciences, Inc. of the notice (Notice) of which the above is a duplicate. Terms defined in the Notice shall have the same meaning when used in this acknowledgement.

We hereby:

•	Agree to the terms set out in the Notice and to act in accordance with its provisions.

•

Confirm that we have not received notice that Media Sciences, Inc. has assigned its rights to the Secured Assets to a third party or created any other interest (whether by way of security or otherwise) in them in favour of a third party.

Signed for and on behalf	By:.......................... Date:..........................
of ALLIANCE & LEICESTER

COMMERCIAL BANK PLC

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EXECUTED AND DELIVERED

as a deed by MEDIA SCIENCES, INC.

by:

.................................................

Name: Michael W Levin

Title: President and CEO

STATE OF ..................................

SS.:

COUNTY OF ...............................

BE IT REMEMBERED, that on this ...................day of ......................., 2009, before me, the subscriber, personally appeared MICHAEL W. LEVIN, who, I am satisfied, is the person who signed the within document as President/CEO of MEDIA SCIENCES, INC., the corporation named therein and this person thereupon acknowledged that he is authorized to sign within the document on behalf of the corporation and that the said document made by the corporation and sealed with its corporate seal, was signed, sealed and delivered by this person as such officer and is the voluntary act and deed of the corporation, made by virtue of authority from its Board of Directors.

............................................

Signed for and on behalf of the SOVEREIGN BANK

By:

..................................................

A person authorised to act for that purpose

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